Exhibit 99.1

February 29, 2008

Dear Broker/Dealer,

As the Chief Executive Officer and Chairman of the Board of Directors for Desert Capital REIT, I want to take this opportunity to discuss some of the recent challenges that have not only affected the real estate industry, but the economy as a whole.

As you are aware, beginning in 2007, the country experienced a slowdown in housing sales that was followed by the collapse of the subprime mortgage market.  Consequently, the real estate capital markets have been in a state of flux resulting in market illiquidity. Initially, the impact was minor to our borrowers because they were able to find alternative sources of financing or delay their projects and obtain extensions on their existing loans. However, the housing slowdown combined with the subprime mortgage crisis created a much slower absorption rate in the housing market. As a result, some of our borrowers began to show signs of weakening. As it became difficult or impossible for our borrowers to obtain additional financing due to the status of the credit markets, they became less able or unable to complete their projects.

With more than 100 years of combined experience in real estate financing, investment and financial management, the Board of Directors and management team of Desert Capital REIT and Sandstone Equity Investors, LLC, our Advisor, have extensive experience in managing operations through economic slowdowns, and more specifically, real estate cycles. We were prepared to manage the housing slowdown, but the resulting credit crisis has forestalled our efforts.

At the onset of the real estate market decline, our Advisor worked with Consolidated Mortgage, our affiliate and loan servicer, to evaluate each loan in our portfolio to identify and address any potential short-term and long-term issues and formulate a strategy to resolve any potential issues.  Since then, we have continued to work closely with Consolidated Mortgage to monitor the status of each loan and evaluate and revise our strategy.

Our loan portfolio has experienced the effects of the current market with a high number of defaults. Our nonperforming loans have impacted present revenue levels, due to the interruption of interest payments, as well as asset values under generally accepted accounting principles.  However, despite the difficult market, our Advisor and servicer have successfully resolved a number of the defaulted loans in our portfolio.

We believe that the current market conditions have resulted in an unrealistically low value for the assets collateralizing our loans. However, we believe that the assets collateralizing our non-performing loans have significant value. We have evaluated each non-performing loan on an individual basis in an effort to develop a strategy for maximizing the value of the collateral given the unique characteristics of each loan. Utilizing these strategies, we will seek to minimize potential losses and achieve the greatest collateral realization with respect to each non-performing loan.

As a collateral-based lender, one of our goals is to protect the value of the underlying collateral.  We have foreclosed on the collateral securing a number of non-performing loans and as a result, we now own property located primarily in the Western region of the United States. We have revised our operational strategy to accommodate our current status as a land owner. Although this was not our intended strategy, we believe that we are prepared and well positioned to execute this strategy with the experienced management team of our Advisor and the depth of our knowledge of the real estate markets in which these properties are located.

Like other mortgage REITs, we are being negatively affected by the difficulties in the residential mortgage industry and conditions in the economy in general.  As a result, the market’s interest in investments in mortgage REITs like Desert Capital REIT has correspondingly decreased.  Accordingly, we have elected to suspend the sale of Desert Capital REIT shares as of February 22, 2008 pending our further review of our situation and strategy.

On March 5, 2008, at 9:00 a.m. (PST), I will be hosting a conference call to update you on the progress of the company. (Dial-in: 866.490.7034 Conference Code: 7029215124 #)

Sincerely,

Todd Parriott
CEO & Chairman of the Board